AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2004
                                                           REGISTRATION NO. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                           RS GOUP OF COMPANIES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

               FLORIDA                                          59-1082128
    (STATE OR OTHER JURISDICTION                             (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                                      7389
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                        200 YORKLAND BOULEVARD, SUITE 200
                        TORONTO, ONTARIO, CANADA M2J 5C1
                                 (416) 391-4223
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                  JOHN HAMILTON
                             CHIEF EXECUTIVE OFFICER
                         200 YORKLAND BOULEVARD, SUITE 200
                         TORONTO, ONTARIO, CANADA M2J 5C1
                                 (416) 391-4223
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:
                                LAWRENCE COHEN, ESQ.
                                STARK & STARK, PC
                             993 LENOX DRIVE, BUILDING 2
                           LAWRENCEVILLE, NEW JERSEY 08648
                                 (609) 896-9060
                                ----------------

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                          CALCULATION OF REGISTRATION FEE
======================================== ===================== =================
                                                                   PROPOSED
                                                                   MAXIMUM         PROPOSED MAXIMUM      AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO        AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING    REGISTRATION
             BE REGISTERED                  REGISTERED (1)       PER SHARE (2)         PRICE (2)           FEE (2)
======================================== ===================== ================= ===================== ===============
Common Stock, no par value per              11,925,000 (3)           $1.21        $14,429,250.00          $1,828.19
share
---------------------------------------- --------------------- ----------------- --------------------- ---------------
Common Stock, no par value per               5,362,500               $1.50         $8,043,750.00 (5)      $1,019.14
Share (4)

Common Stock, no par value per               5,362,500               $2.25        $12,065,625.00 (5)      $1,528.71
Share (4)

======================================== ===================== ================= ===================== ===============

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of our common stock purchase warrants.
(2) Estimated solely for the purpose of determining our registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of our common stock on May 11, 2004, as reported over-the-counter on the OTC Electronic Bulletin Board by the National Association of Securities Dealers, Inc., of $1.24 and $1.17, respectively.
(3) Includes 700,000 shares of common stock issued to DelMar Consulting, LLC and 500,000 shares issued to Ardent Advisors, LLC for consulting services.
(4) Represents shares of our common stock that are issuable to certain selling stockholders upon exercise of warrants issued in connection with the Securities Purchase Agreement entered into between the selling stockholders and the Company dated April 28, 2004, to cover shares of our common stock.
(5) Estimated solely for the purpose of determining our registration fee pursuant to Rule 457(g), based on 4,290,000 warrants with an exercise price of $1.50 per share, and 4,290,000 warrants with an exercise price of $2.25 per share.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

                    SUBJECT TO COMPLETION DATED MAY 12, 2004

PROSPECTUS

                        22,650,000 SHARES OF COMMON STOCK

                           RS GROUP OF COMPANIES, INC.

                                ----------------

         This prospectus relates to the resale, from time to time, of up to 22,650,000 shares of our common stock by the stockholders referred to throughout this prospectus as "selling stockholders." 10,725,000 shares of our common stock offered in this prospectus are issuable upon conversion of the Series B Convertible Preferred Stock currently outstanding, 10,725,000 shares of our common stock are issuable upon the exercise of warrants, 700,000 and 500,000 shares of our common stock are currently outstanding and issued in consideration of consulting services provided by DelMar Consulting, LLC and Ardent Advisors, LLC, respectively.

         The selling stockholders may sell the common stock being offered by this prospectus, from time to time (directly or through agents or dealers) on terms to be determined at the time of sale. The prices at which the selling stockholders may sell their shares may be determined by the prevailing market price for the shares or in negotiated transactions.

         The selling stockholders will receive all of the proceeds from the sales made under this prospectus. Accordingly, we will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

                                ----------------

         Our common stock is quoted on the OTC Electronic Bulletin Board by the National Association of Securities Dealers, Inc. under the symbol "RSGC.OB." On May 11, 2004, the last reported sale price of our common stock on the OTC Electronic Bulletin Board was $1.22 per share.

                                ----------------

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
            SEE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                                ----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                   The date of this prospectus is May 12, 2004

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................12

USE OF PROCEEDS..............................................................12

PRICE RANGE FOR COMMON STOCK AND DIVIDEND POLICY.............................12

SELLING STOCKHOLDERS.........................................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS.....................................................21

BUSINESS.....................................................................32

PROPERTY.....................................................................41

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................41

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.............................42

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............45

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
   SECURITIES ACT LIABILITIES................................................46

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................47

DESCRIPTION OF SECURITIES....................................................48

PLAN OF DISTRIBUTION.........................................................52

AVAILABLE INFORMATION........................................................54

LEGAL MATTERS................................................................54

EXPERTS......................................................................54

SIGNATURES.................................................................II-13

                                ----------------

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us.

         Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

         This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of what we discuss in this prospectus. In making a decision to invest in the common stock, you must rely on your own examination of our company and the terms of the offering and the common stock, including the merits and risks involved.

         We are not making any representation to you regarding the legality of an investment in the common stock by you under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

                                ----------------

         In this prospectus, "RS Group of Companies, Inc.," the "Company," "we," "us" and "our" refer to RS Group of Companies, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires.

                                ----------------

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS CERTAIN MATERIAL ASPECTS OF THE OFFERING FOR RESALE OF COMMON STOCK BY THE SELLING STOCKHOLDERS COVERED BY THIS PROSPECTUS BUT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, OUR COMMON STOCK AND OUR FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE "RISK FACTORS" BEGINNING ON PAGE 5.

BUSINESS

         RS Group Of Companies, Inc. (the "Company", which may be referred to as "we", "us" or "our")is incorporated in Florida and is the successor to a corporation (E. Hobby Network Inc.) that was formed on January 3, 2001.

         On April 24, 2003 the Company and Rent Gard Corporation, ("Rent Gard") a privately held Florida Corporation, completed a planned Stock Exchange Agreement. Rent Gard Corporation is an operating subsidiary of the Company and is organized to develop, market and distribute credit insurance and related products. Rent Gard Corporation will provide underwriting, claims, marketing, product development, licensing and regulatory support to the credit insurance products offered by the company, including its flagship product RentShield(TM). Under the terms of the Stock Exchange Agreement, we issued to the holders of Rent Gard's common stock 60,000,000 shares of its Series A Preferred Stock in exchange of the outstanding shares of Rent Gard's common stock. Each share of preferred stock is entitled to one vote per share and as such the shareholders of Rent Gard Corporation will control approximately 83% of the voting shares. The share exchange transaction, which occurred on April 24, 2003, was accounted for as a purchase. Pursuant to the Stock Exchange Agreement, the Company issued 60,000,000 shares of its Series A Preferred Stock in exchange for all the issued and outstanding stock of Rent Gard. As a result, Rent Gard became a wholly-owned subsidiary of the Company. Pursuant to the agreement, the Company's majority shareholder agreed to cancel 54,000,000 of her 60,000,000 shares of her post split common stock. Prior to the cancellation and issuance of shares, and giving effect to the Company's 3-1 forward split, the Company had 66,228,600 shares of common stock issued and outstanding and no preferred shares issued and outstanding. As a result of the cancellation and issuance of shares, the Company had 12,228,600 shares of common stock issued and outstanding and 60,000,000 shares of Series A Preferred Stock issued and outstanding. Each share of preferred stock is entitled to one vote per share.

         The Company has developed and is implementing a strategy to design, structure and sell a broad series of pass- through risk specialty insurance and reinsurance platform products throughout North America.

         We have positioned ourselves as a pass-through risk solution provider of various credit related products. In November of 2003, through its wholly owned subsidiary, Rent Gard Corporation, the Company introduced its core pass-through risk solution, RentShieldTM (www.rentshieldexpress.com), a residential rental guarantee program being offered to North America's $300 billion residential real estate market. The product is being marketed to real estate landlords in North America, with the objective of taking the financial risk out of property management. The product provides total peace of mind to landlords and property managers alike. We intend to continue our efforts to develop and expand the practice of including financial guarantee insurance in other areas, including construction real estate development, offering future value guarantee insurance and providing mortgage insurance for the residential market. We are currently engaged in discussions and contract negotiations with several insurance and reinsurance companies regarding possible strategic marketing partnership(s) and enhanced insurance product offerings.

         In November 2003, the Company began discussions for the acquisition of Dashwood, Brewer & Phipps Ltd., a Lloyd's Insurance Broker, to purchase 49% of its issued share capital. The investment in Dashwood, Brewer & Phipps Ltd. will effectively provide us a conduit to recapture brokerage expenses on placements of insurance related to our business operations, including our most recently launched residential guarantee program. The Company's Board of Directors approved the deal subject to regulatory approval under Section 2l of the Financial Services & Market Act 2000 of the United Kingdom. Both the Company and Dashwood, Brewer & Phipps Ltd. anticipate the acquisition to be complete no later than June 30, 2004.

         In November 2003, the Company entered into a Share Purchase Agreement for the acquisition of Canadian Intermediaries Limited ("CIL"), a Lloyd's of London cover holder. The acquisition closed on April 29, 2004 and under the terms of the agreement, the Company acquired all of the issued and outstanding shares of CIL. The acquisition is expected to add a minimum of $25 million in revenues and $l.75 million in EBITDA for the Company in 2004.

         In December 2003, the Company provided insurance to Insured Donations Inc. The Company recognized revenue of approximately $58,492. We anticipate that we will offer additional insurance to Insured Donations Inc. and that income for 2004 will far exceed that of 2003 for this line of insurance.

         In March 2004, the Company entered into a joint venture agreement with LePage's Inc., a leading world-wide manufacturer of adhesive tapes and stationery products, wherein the Company will have the ability to provide creative specialty pass-through risk securitization of cash flows with LePage's innovative product and services offerings in the United States and Canada to the private sector clients as well as state/provincial and federal government agencies. Both LePage's and the Company believe that the joint venture will generate at least $l0 million of net revenues (after all associated costs) for the Company on an annual basis.

RECENT PRIVATE PLACEMENTS

         PRIVATE PLACEMENT TRANSACTION COMPLETED ON APRIL 28, 2004

         The selling stockholders are offering up to 21,450,000 shares of our common stock issuable upon conversion of Series B Convertible Preferred Stock that was sold in a private placement completed on April 28, 2004. Of such shares of common stock, 5,362,500 are issuable upon exercise of outstanding three year common stock purchase warrants having an exercise price of $1.50 per share and 5,362,500 are issuable upon exercise of outstanding three year common stock purchase warrants having an exercise price of $2.25 per share. Another Five hundred thousand shares of common stock to be registered were issued to a consultant, Ardent Advisors, LLC and Seven hundred thousand shares of Common Stock were issued to another consultant, DelMar Consulting, LLC. We agreed to register for resale all of the 11,225,000 shares of our common stock in this offering and the 10,725,000 shares of our common stock that are issuable upon exercise of the warrants sold in the private placement.

         We received gross proceeds of $8,580,000 and net proceeds of $7,953,000 (after deducting finders' fees and transactions costs) from this private placement.

THE OFFERING

         The selling stockholders are offering up to 22,650,000 shares of our common stock consisting of 10,725,000 shares of our common stock issuable upon conversion of the Series B Convertible Preferred Stock held by the selling shareholders, 10,725,000 shares of common stock issuable upon the exercise of warrants, and 700,000 and 500,000 shares of our common stock issued as consideration for consulting services to two of the selling shareholders, respectively.


ISSUER:                                RS Group of Companies, Inc.

SECURITIES OFFERED:                    22,650,000 shares of the Company's
                                       common stock.

OTC SYMBOL:                            RSGC.OB

USE OF PROCEEDS:                       We will not receive any of the
                                       proceeds from the sale by any
                                       selling stockholder of the
                                       common stock.

OFFERING PRICE:                        To be determined by the
                                       prevailing market price for the
                                       shares at the time of the sale
                                       or in negotiated transactions.

RISK FACTORS:                          You should read the "Risk
                                       Factors" section beginning
                                       on page 4 (along with other
                                       matters referred to and
                                       incorporated by reference in
                                       this prospectus) to ensure that
                                       you understand the risks
                                       associated with an investment in
                                       our common stock.

TERMS OF THE SALE:                     To be determined at the time of
                                       the sale.

TOTAL SHARES OF OUR COMMON STOCK
OUTSTANDING AS OF MAY 11, 2004:        16,290,030


SUMMARY FINANCIAL INFORMATION

         The following table provides selected financial and operating data for the years ended December 31, 2002 and December 31, 2003 and the three months ended March 31, 2003.

                                ----------------

         Our executive officers are located at 200 Yorkland Boulevard, Suite 200, Toronto, Ontario, Canada M2J 5C1 and our phone number is (416) 391-4223.

                                ----------------

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

         We have identified the following risks that could affect the Company and accordingly we have implemented appropriate mitigation strategies to protect our shareholders.

         Licensing and Legislation We are heavily reliant upon the goodwill of the insurance regulators in each state to promptly approve our request for licensing. In order to mitigate the risk of delay, we have structured our consumer insurance products so that they are part of a suite of services subscribed to by our members. It is Rent Shield Corp. itself who is purchasing insurance protection to transfer 100% of the risk of the rental guarantee. In most jurisdictions this requires no agency licensing on our behalf. There may be new legislation passed in various jurisdictions that impact the business operations and economies of the Company and its programs.

         Market Withdrawal When an underwriter wishes to withdraw from a market they will give the client approximately one year notice to replace their underwriting commitment. If one is heavily committed to one underwriter this can be devastating. Rent Shield Corp. has built its underwriting capacity upon multiple sources of underwriting support to reduce the impact of this possibility.

         Catastrophic Loss Many insurance products are subject to the vagaries of the weather or other unreliable risk that could result in catastrophic loss. For Credit Insurance, this equates to the economy of a given city suddenly entering into a recessionary cycle resulting in a sudden rise in defaults. This could be from a plant closing or a sudden change in the fortunes in an industry. Our product line will have a geographic and industrial spread of risk that will reduce this exposure. Traditional catastrophic exposures such as windstorm, fire and terrorism are excluded under the RentShieldTM program.

         Economic downturn In an economic downturn, people will focus their resources on needs rather than wants. Food and Shelter are on the top of the hierarchy of these needs. Although we anticipate that there will be a certain amount of shifting between units within the economic hierarchy during a downturn, there will be little effect on the Company's product. Nonetheless, our deployment on a regional basis spreads our risk and will help to mitigate the effect of any economic downturn.

         Poor Demand Poor demand could have a significant impact on the Company's product and prevent us from attaining our goals. We have held small focus group studies and individual interviews with Landlords in two of our major markets and have found a broad acceptance of the product design. Certain members have expressed the desire for this product even if they are unable to pass the cost on to the tenant. This indicates the compelling nature of the securitization aspect of the Company's products.

WE WILL NEED A PARTNER TO OBTAIN EFFECTIVE SALES, MARKETING AND DISTRIBUTION.

         We currently have a small sales and marketing force in our organization and will need to attract additional qualified or experienced marketing and sales personnel. In addition, we will need to secure a marketing partner who is able to devote substantial marketing efforts to achieve market acceptance for our insurance products.

WE MAY FACE COMPETITION.

         We are engaged in a highly competitive industry as a whole, even though currently there is yet little competition in our particular sector. We expect increased competition from several other companies, including large international companies. We have taken steps, including but not limited to strategic alliances and negotiations for joint ventures, in order to protect our projected market share should competitors enter the market place.

WE HAVE A HISTORY OF OPERATING LOSSES AND THERE IS NO ASSURANCE THAT WE WILL ACHIEVE PROFITABILITY IN THE FUTURE.

         We have a history of operating losses. We cannot predict when, or if, we will ever achieve profitability. Our current business operations began in 2002 and have resulted in losses in each fiscal year. As of December 31, 2003, we had an accumulated deficit of approximately $11,511,880. If we continue to experience operating losses, an investment in our common stock is at risk of being lost.


WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL REQUIRED TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH.

         The development of our programs will require additional capital, and our business plan is to acquire additional revenue producing assets. We may be unable to obtain additional funds in a timely manner or on acceptable terms, which would render us unable to fund our operations or expand our business. If we are unable to obtain capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans. Although we have been successful in the past in obtaining financing for working capital and capital expenditures, we will have ongoing capital needs as we expand our business. If we raise additional funds through the sale of equity or convertible securities, your ownership percentage of our common stock will be reduced. In addition, these transactions may dilute the value of our common stock. We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand.

WE FACE INTENSE COMPETITION, WHICH COULD RESULT IN LOWER REVENUES AND HIGHER RESEARCH AND DEVELOPMENT EXPENDITURES AND COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Current political tensions throughout the world have heightened interest in the homeland security industry, and we expect competition in this field, which is already substantial, to intensify. If we do not develop new and enhanced products or if we are not able to invest adequately in our research and development activities, our business, financial condition and results of operations could be negatively impacted. Many of our competitors have significantly more cash and resources than we have. Our competitors may introduce products that are competitively priced, have increased performance or functionality or incorporate technological advances that we have not yet developed or implemented. To remain competitive, we must continue to develop, market and sell new and enhanced systems and products at competitive prices, which will require significant research and development expenditures.

SOME OF OUR COMPETITORS ARE MUCH LARGER THAN WE ARE, HAVE BETTER NAME RECOGNITION THAN WE DO AND HAVE FAR GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO.

         With the U.S. government's large appropriation of money for homeland security programs, many companies are competing for the same homeland security contracts and there can be no assurance that Markland will effectively compete with large companies who have more resources and funds than we do. Several companies have been working on issues relevant to the safety of the American people for the past several years. Lockheed Martin and Northrop Grumman are providers of hardware engineering and systems engineering solutions. Computer Science Corp. and EDS provided computer and computer software solutions. Defense companies, such as General Dynamics, Boeing and Raytheon are solutions providers that could easily expand their business into the homeland security business and are currently allocating resources to develop programs in this area. Because of the services and additional human and financial resources that these larger companies can provide, they may be more attractive to the U.S. Government.

IF WE CANNOT EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS MAY SUFFER.

         Recently, we have expanded our operations to pursue existing and potential new market opportunities. This growth has placed, and is expected to continue to place, a strain on our personnel, management, financial and other resources. To manage our growth effectively, we must, among other things:

         o successfully attract, train, motivate and manage a larger number of employees for manufacturing, sales and customer support activities;

         o        control higher working capital requirements; and

         o improve the efficiencies within our operating, administrative, financial and accounting systems, procedures and controls.

         If we fail to manage our growth properly, we may incur unnecessary expenses and the efficiency of our operations may decline.

WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL WE NEED TO EXPAND OUR OPERATIONS.

         To meet our growth objectives, we must attract and retain highly skilled managerial and sales and marketing personnel. If we fail to attract, and retain, the necessary personnel, we may be unable to achieve our business objectives and may lose our competitive position, which could lead to a significant decline in net sales. We face significant competition for these skilled professionals from other companies, research and academic institutions, government entities and other organizations.

OUR SUCCESS DEPENDS ON THE SERVICES OF OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES.

         Our future success depends to a significant degree on the skills and efforts of John Hamilton, our chief executive officer. If we lost the services of Mr. Hamilton, our business and operating results could be adversely affected. We also depend on the ability of our other executive officers and members of senior management to work effectively as a team. The loss of one or more of our executive officers or senior management members could impair our ability to manage our business effectively.


CLAIMS BY OTHERS THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

         Our industries are characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents that may be issued in the future, or other intellectual property rights of others.

         We do not conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

         We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.


NEW CORPORATE GOVERNANCE REQUIREMENTS ARE LIKELY TO INCREASE OUR COSTS AND MAKE IT MORE DIFFICULT TO ATTRACT QUALIFIED DIRECTORS.

         We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC. We expect that these laws, rules and regulations will increase our legal and financial compliance costs and make some activities more difficult, time consuming and costly. We also expect that these new requirements will make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. These new requirements are also likely to make it more difficult for us to attract and retain qualified individuals to serve as members of our board of directors or committees of the board, particularly the audit committee.

FUTURE ACQUISITIONS OF OTHER COMPANIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND ADDITIONAL EXPENSES.

         We have completed the acquisitions of several companies and we plan to review potential acquisition candidates, and our business and our strategy may include building our business through acquisitions. However, acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us.

         Acquisitions involve numerous risks, including among others, difficulties and expenses incurred in the consummation of acquisitions and assimilations of the operations, personnel and services and products of the acquired companies. Additional risks associated with acquisitions include the difficulties of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. If we do not successfully integrate the businesses we may acquire in the future, our business will suffer.

                        RISKS RELATED TO OUR COMMON STOCK

RISKS RELATED TO OWNING OUR COMMON STOCK.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

         Although our shareholders may receive dividends if, as and when declared by our Board of Directors, we do not intend to pay dividends on our Common Stock in the foreseeable future. Therefore, you should not purchase our Common Stock if you need immediate or future income by way of dividends from your investment.

WE MAY ISSUE ADDITIONAL SHARES OF OUR CAPITAL STOCK THAT COULD DILUTE THE VALUE OF YOUR SHARES OF COMMON.

         We are authorized to issue both Common and Preferred Shares of our Capital Stock, consisting of 100,000,000 shares of our Common Stock and 75,000,000 shares of our Preferred Stock. As of December 3l, 2003, 15,290,030 shares of our Common Stock were issued and outstanding. There were 60,000,000 shares of Preferred A Convertible Stock outstanding at December 3l, 2003. In light of our need for additional financing, we may issue authorized and unissued shares of Common Stock at below current market prices or additional convertible securities that could dilute the earnings per share and book value of your shares of our Common Stock.

WE HAVE NEVER PAID DIVIDENDS ON OUR CAPITAL STOCK, AND WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not paid dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. In addition, the terms of our Exchange Agreement with Eurotech, Ltd. prohibit us from declaring dividends.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at WWW.SEC.GOV.

         WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, NEW EVENTS OR ANY OTHER REASON, OR REFLECT ANY EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR THE DATE OF ANY APPLICABLE PROSPECTUS SUPPLEMENT OR THE DATE OF DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS THAT INCLUDE FORWARD-LOOKING STATEMENTS.

                                 USE OF PROCEEDS

         The shares of common stock offered by this prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders."

                PRICE RANGE FOR COMMON STOCK AND DIVIDEND POLICY

MARKET INFORMATION

         Our common stock is quoted on the OTC Electronic Bulletin Board by The National Association of Securities Dealers, Inc. under the symbol "RSGC.OB." The following table provides, for the periods indicated, the high and low bid prices for our common stock as reported by Bloomberg Financial Services. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. We believe that the variability of the share price may, in part, be due to thin trading.

                                                 HIGH                  LOW
YEAR ENDED December 31, 2002                     ----                  ---
First quarter
Second quarter
Third quarter
Fourth quarter

YEAR ENDED DECEMBER 31, 2003
First quarter
Second quarter
Third quarter
Fourth quarter

YEAR ENDED DECEMBER 31, 2004
First quarter

         On May 11, 2004, the last sale price of our common stock as reported on the OTC Electronic Bulletin Board was $1.22 per share. On that date, we had
approximately, [            ] holders of record of our common stock. This number
does not include stockholders for whom shares were held in a "nominee" or "street" name.

         We have never declared or paid cash dividends on our capital stock, and we do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance our operations and future growth. In addition, the terms of our Exchange Agreement with Eurotech, Ltd. prohibit us from declaring dividends.

                              SELLING STOCKHOLDERS

         Up to 22,650,000 shares are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholders.

PRIVATE PLACEMENT TRANSACTION COMPLETED ON APRIL 28, 2004

         The investors in a private placement transaction completed on April 28, 2004, each a selling stockholder, are offering up to 10,725,000 shares of our common stock acquired in this private placement, consisting of:

         o        10,725,000 shares of our common stock

         o 5,362,500 shares of our common stock to be obtained by exercising common stock purchase warrants with an exercise price of $1.50 per share; and

         o 5,362,500 shares of our common stock to be obtained by exercising common stock purchase warrants with an exercise price of $2.25 per share.

         We agreed to register for resale all of the 10,725,000 shares of our common stock and all of the 10,725,000 shares of our common stock that are issuable upon exercise of the warrants sold in the April 28, 2004 private placement, as contemplated by certain provisions of the Series B Convertible Preferred Purchase Agreement dated as of April 28, 2004 or the Registration Rights Agreement dated as of April 28, 2004..

         We received gross proceeds of $8,580,000 and net proceeds of $7,953,000 (after deducting finders' fees and transaction costs) from this private placement.

REGISTRATION RIGHTS

         We entered into agreements with investors in a private placements completed on April 28, 2004. Pursuant to these agreements, we agreed to file with the SEC a registration statement covering the resale of all our common stock covered by this prospectus pursuant to Rule 415 of the Securities Act.

         We are required to register for resale all of the common stock that we issued in the private placement transactions completed on April 28, 2004 and the common stock issuable upon exercise of the common stock purchase warrants issued in connection with the private placement transaction.

         Accordingly, we filed a Registration Statement on Form SB-2, of which this prospectus forms a part, on May 12, 2004, with respect to the resale of these shares from time to time. In addition, we agreed to use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible thereafter, and to keep the registration statement effective for two years following its effective date, unless the shares of our Common Stock covered by this prospectus have been sold or may be sold pursuant to Rule 144(k) of the Securities Act, subject to certain restrictions.

         Under the Registration Rights Agreement entered into on April 28, 2004 we will be obligated to pay liquidated damages to the holders of our common stock who are parties to those agreements, if this registration statement is not filed by thirty (30) days after filing date of the company's latest Form 10-KSB, and if it is not declared effective by ninety (90) days thereafter.

                           SELLING STOCKHOLDERS TABLE

         Based on the information supplied to us by each selling stockholder, the following table sets forth the approximate number of shares beneficially owned as of May 11, 2004, by each of the selling stockholders and their pledgees, assignees and successors in interest. The "Right to Acquire" column reflects beneficial ownership of shares subject to warrants and convertible preferred stock that may be exercised and converted within 60 days after May 11, 2004. The "Shares Offered" column reflects all of the shares that each selling stockholder may offer under this prospectus. Percentage ownership is based on --------- shares issued and outstanding as of May 11, 2004. The table assumes that the selling stockholders sell all of the shares.

         We prepared this based on information supplied to us by the selling stockholders. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered by this prospectus, because the selling stockholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales.

         Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus.

         The applicable percentages of ownership are based on an aggregate of shares of our common stock issued and outstanding on May 11, 2004. The number of shares beneficially owned by the selling stockholders is determined under rules promulgated by the SEC.

                                                     BENEFICIAL OWNERSHIP                                BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING                                     AFTER OFFERING
                                            -------------------------------------                   ------------------------------
                                                            RIGHT TO                                             RIGHT TO
NAME OF BENEFICIAL OWNER                    OUTSTANDING     ACQUIRE       TOTAL    SHARES OFFERED   OUTSTANDING  ACQUIRE   PERCENT
------------------------                    -----------    ---------    ---------  --------------   -----------  --------  -------



PRIVATE PLACEMENT TRANSACTION COMPLETED ON APRIL 28, 2004

                          VOTING AND INVESTMENT CONTROL

         The table below sets forth selling stockholders that are entities and the names of individuals having voting and investment control over the securities held by these entities. We determined beneficial ownership based upon information supplied to us by the selling stockholders and in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated, we believe that the persons or entities named in the following table have voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and have not held any office or maintained any material relationship, except as investor, with us, or any of our predecessors or affiliates, over the past three years. Certain of the individuals with voting and investment control have indicated that they exercise such control through a corporate or other organizational structure, which structural information has not been included.

         The following entities have informed us that the following individuals have voting and investment control over our securities held by them:



ENTITY                                             VOTING AND INVESTMENT CONTROL
------                                             -----------------------------
Gamma Opportunity Capital Partners, LP
Longview Fund, LP
Longview Equity Fund, LP
Enable Growth Partners L.P.
Heartwood Capital
Birchwood Resources
Vertical Ventures, LLC
Iroquois Capital, LP
Douglas and Laurie Moore Family Trust
Navigation Equity Fund, L.P.
SF Capital Partners, LTD
Blackstone Investment Partners, LP
The Wiel Fund
Firefly Partners, LP
Gruber & McBaine International
Lagunitas Partners, LP
Zesiger Capital Group, L.L.C
Chilmark Partners, LP
Burlingame Equity Investors, LP
Sandor Capital Master Fund, LP
Selwyn Partners, LP
London Family Trust
Alpha Capital AG
Del Mar Consulting, LLC
Ardent Advisors, LLC

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

General

         We are focusing our efforts primarily on the introduction of the RentShieldTM program into North America's $300 Billion US rental market. In support of our comprehensive business strategy we have opened offices in Toronto, Miami, New York and London, England.

         Our strategy includes the development and implementation of a national securitization of the residential rental income market that guarantees landlords the payment of their rent on an uninterrupted basis as well as other needed services. Securitization has occurred in most areas of fixed income business: mortgages, credit cards, automobile leases, automobile loans, commercial real estate, residential real estate, etc. and yet has not occurred with rental income using a retail model. Given this, we have developed a product for the North American market that is branded as RentShieldTM and offered to landlords to assure that their rental streams are uninterrupted and paid on a timely basis.

         In constructing our infrastructure we placed our company in a position to own and manage a group of vertically integrated insurance and finance businesses that support credit insurance products, including our core product RentShieldTM. We will be providing strategic advice and expertise to our companies and investments.

         We have positioned ourselves to be insulated from our operating subsidiaries through a holding company in each region of the world or for specific lines of business. Said holding companies will facilitate the flow of revenue but are not designed to hinder operational control of our operating subsidiaries by either our executives and/or directors.

         We are also expanding into the following product development: Credit Default Insurance, Residual Value Insurance, Mortgage Default Insurance and Timeshare Fair Market Value.

         Credit Default Insurance Credit Default Insurance (financial guarantee) assures a lender that a loan facility will be repaid under the terms of the credit and security agreements. In the event of a default, if the borrower fails to meet the terms of the agreements made with the lender, the issuer will either repay the default or repay the entire loan facility, depending on the transaction.

         Residual Value Insurance Residual Value Insurance is a credit product offered by "A" rated insurance and reinsurance companies to insure the value of equipment and property to lenders who require certainty of value to provide term loans to borrowers. Residual Value Insurance guarantees to the insured that the resale value of the equipment or property will not fall below a certain benchmark.

         Mortgage Default Insurance Mortgage Default Insurance is a credit insurance product purchased by a mortgage company to facilitate the offering of higher than average risk mortgages. The coverage trigger is the default in payment by the mortgagor and its guarantees up to the full value of the mortgage.

         Timeshare Fair Market Value Timeshare fair market value insurance is a product that guarantees a timeshare purchaser will receive their full investment in the timeshare should they wish to sell it after 10 years. It is a new product that we believe will revolutionize the sale and resale values of timeshares worldwide.

         As a result of our strategic placement in the market place, we have organized ourselves as a vertical integration of underwriting, distribution, affinity program management, financial services, credit collection, credit data compilation and legal service support.

         Our London (U.K.) broker, Dashwood, has negotiated insurance and reinsurance underwriting in order to support RentShieldTM products. Currently, underwriting commitments will allow us to insure approximately 1.2% of the entire US market. Gross premiums earned from the underwriting are expected to be approximately $58.5 Million US, and it is estimated that claims will not exceed 6% of the gross premium income.

         Dashwood is currently negotiating with other underwriters to increase our pooled capacity to facilitate gross revenues of approximately $400 Million US. Accordingly, we are currently developing a reinsurance business model to increase reinsurance capacity, utilizing quota-sharing agreements with additional underwriters to increase primary capacity.

         The Company has entered into agreements with Dashwood (subject to regulatory approval) which will allow us to purchase 49% of Dashwood. Said acquisition will allow us to recapture 49% of the brokerage paid to Dashwood, which we project could be as much as $8,000,000 over the next two years.

RESULTS OF OPERATIONS

         The following selected consolidated financial data reflects the combined results of operations of RS Group of Companies and CIL, which was acquired by us on April 28, 2004, restated for all periods presented pursuant to the purchase method of accounting.


         The selected consolidated financial data for the years ended June 30, 2003 and 2002 and for each of the six month periods ended December 31, 2003 and 2002 have been derived from the audited consolidated financial statements of CIL which are included elsewhere in this prospectus.

         The historical results presented are not necessarily indicative of future results. You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this Registration Statement.

                                                             UNAUDITED
                                                         SIX MONTHS ENDING
                                                            DECEMBER 31,              YEAR ENDING JUNE 30,
                                                    --------------------------     --------------------------
                                                        2003           2002            2003           2002
                                                    -----------    -----------     -----------    -----------
Revenue                                              3,563,495                        658,651
Cost of revenue                                      2,329,581             --         445,218             --
Selling, general and administrative                  1,126,966        171,552       1,186,379        247,677
Compensatory element of stock issuances              1,539,142             --       2,051,822             --
Research and development                                    --             --         522,657             --
Amortization & Depreciation Expense                    159,223             --          66,668             --
Interest and other expenses                            147,728        144,133         221,501             --
Loss from Continuing Operations                             --             --      (3,835,594)      (247,677)
Gain on Disposition                                         --             --              --      1,046,133
Gain (loss) from discontinued Operations                    --             --         998,713     (3,259,421)
Net income (loss)                                   (1,739,145)      (315,685)     (2,836,881)    (2,460,965)

Results of Operations

  Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

         Revenues for the year ended December 31, 2003, were $58,492 as compared to no revenues for the year ended December 31, 2002. Our e-commerce business failed to generate any revenues and as such terminated that business and, in April 2003, acquired Rent Gard Corporation as an operating subsidiary which is organized to develop, market and distribute credit insurance and related products. We expect our revenues to continue to grow in fiscal 2004.

Costs and Expenses

         Cost and Expenses for the year ended December 31, 2003 were $2,309,479 as compared to none for the year ended December 31, 2002. Of this, $318,542 was attributable to executive officers compensation. General and administrative expenses were $287,898. We also had consulting expenses of approximately $1,520,000 and travel and promotional expenses of $180,255. These costs were a result of the costs of establishing our business.

Net Income and Earnings Per Share

         For the year ended December 31, 2003, we had a loss of $2,250,987 which was equivalent to a diluted loss per share of $.05. The loss was due primarily to the extraordinary expenses of launching our business. We expect this loss to decline in fiscal 2004 as we anticipate our revenues to rise.

Other Matters

         We did not spend any money on research and development in fiscal 2003 and do not anticipate any such expenditures in fiscal 2004. We do not anticipate any material capital expenditures and believe that any such expenditures will be in the natural course of our business. We do not have any significant elements of income or loss that do not arise from our continuing operations and our business is not seasonal. We believe that the impact of inflation on our operations since our inception has not been material.

Liquidity and Capital Resources

         At December 31, 2003, we had a working capital deficit of $1,161,803. We have historically sustained our operations and funded our capital requirements with working capital loans received from our shareholders. If we need to obtain additional capital, there can be no assurance given that we will be able to obtain this capital on acceptable terms, if at all. In such an event, this may have a materially adverse effect on our business, operating results and financial condition. If the need arises, we may attempt to obtain funding through the use of various types of short term funding, loans or working capital financing arrangements from banks or financial institutions. The Company believes that it has sufficient liquidity to meet all of its cash requirements for the next 12 months.

BUSINESS OVERVIEW

COMPETITION

INTELLECTUAL PROPERTY

         Our ability to compete effectively depends to a significant extent on our ability to protect our proprietary information. We rely primarily on confidentiality procedures and licensing arrangements to protect our intellectual property rights. We enter into confidentiality agreements with our consultants and key employees, and maintain controls over access to and distribution of software and other proprietary information.

         We may face claims by third parties that our trademarks or service marks infringe their intellectual property rights in the future. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages.

GOVERNMENT REGULATION

SALES AND MARKETING

         We currently divide the marketing efforts of our products and services into three areas: (1) directly to federal or local government agencies, (2) to large partners who may represent an opportunity for us as subcontractors, and
(3) to commercial entities. These marketing duties are divided among upper management.

EMPLOYEES

         As of May 2004, we employed approximately 10 full-time employees. We believe our future success will depend upon the continued service of our key technical and senior management personnel and upon our continued ability to attract and retain highly qualified technical and managerial personnel. None of our employees is represented by a labor union. We have never experienced a work stoppage and consider our relationship with our employees to be good.

                                    PROPERTY

         The Company has its principal executive offices in Toronto, Ontario, Canada. The Company leases approximately 9,642 square feet of space pursuant to a lease agreement which expires in December 2008. Rent is adjusted annually and will average approximately $10,000 per month over the term of the lease.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Each director serves as director until his successor is duly elected and qualified. Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships between our executive officers and directors.

         The following table sets forth the information regarding the Officers and Directors of the Company.

Name                 Age      Position to date                  Period served
----                 ---      ----------------                  -------------
Stephen Stonhill     46       Chairman and Director           February 27, 2003
John Hamilton        44       Chief Executive Officer         February 27, 2003
                                and Director
Charles Napper       47       President and Director          February 27 2003
David Sanderson      58       Chief Financial Officer         July 23, 2003
Sandro Sordi         43       Secretary, General Counsel      February 27, 2003
                                and Director
Kenneth Min          33       Chief Operating Officer         October 1, 2003
Edward Kruk          52       Sr. Vice President, Finance     September 16, 2003
Navin Chandaria      57       Director                        March 1, 2004
James Penturn        45       Director                        February 27, 2003
Gavin Lange          52       Director                        February 27, 2003

         As of March l, 2004 Stephen Stonhill, is, and has been since the Company's inception our Chairman and a member of our Board of Directors. Stephen is the Principal of Canadian Intermediaries Limited with over 28 years experience in the London and North American insurance and reinsurance markets. Since moving to North America is l987, he has been an Approved Correspondent with Lloyd's. Stephen brings a wealth of management experience to the Rent Shield organization.

         John Hamilton has been an innovator in the worldwide credit insurance industry over the past eleven years. He has developed and structured several new and creative insurance plans that have led and revolutionized the credit insurance industry. John brings extensive management experience, financial acumen and business insight to Rent Shield.

         Charles Napper is a senior London market broker with many years in the financial services industry. He now provides insurance advice and consulting on insurance related financial services and products for the Rent Shield organization. Charles has been an active participant in the London insurance market developing new and innovative bank crime policies, and was responsible for having written the Documentary Credit Insurance Policy underwritten in Lloyd's of London by Syndicates SVB and ACE. As well, Charles has written six other insurance policies that have been of interest to the banking, credit and commodity trading industries.

         David Sanderson is trained as a chartered accountant and a graduate of York University, Toronto. He brings a varied background of accounting and taxation expertise from his former employment with the Gulf + Western Group.

         Sandro Sordi has been extensively involved in private and public start-up companies over the past ten years. He has been a member of the Florida Bar since l990, having earned his Juris Doctor from the University of Miami and Honors B.A. from York University in Toronto.

         Kenneth Min has consulted for the Government of Ontario in implementing and deploying its industry broadcast communication tool. He has also worked at Bell Emergis in their tourism business unit directing the development of their Destination Management System. As Vice President, Client Services for TraveLinx Inc., his responsibilities included application development and servicing of clients spanning North America and the Caribbean.

         Edward Kruk is an accomplished senior financial executive, with broad experience in handling the demands of multi- divisional operations. Ed is a Chartered Accountant with an MBA from the University of Toronto.

         Navin Chandaria is currently CEO of Toronto-based Conros Corp., the North American industrial leader in artificial fire log production. Conros's wholly-owned LePage's subsidiary is the world's leading innovator and manufacturer of premium national brand and high-quality transparent tape and stationary products. Navin is a past recipient of the ICCC Businessman of the Year Award, the Confederation Medal from the Governor General of Canada and the Golden Jubilee Medal of Queen Elizabeth II (awarded to outstanding Canadians who have contributed to the development of Canada from 1952 to 2002).

         James Penturn is the Chief Executive Officer of a third generation family firm. He has been active for over 20 years in merchant banking and venture capital with an emphasis on innovative financial structure. Jim has extensive experience related to both the real estate sector and strategic planning for operating companies.

         Gavin Lange is a senior partner in Lange & Associates with an indepth knowledge of auditing, financial and accounting functions. Gavin is a Chartered Accountant in Canada, South Africa and Israel with 25 years experience in international and local business.

         All directors have been appointed until December 31, 2005.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

         We do not, as a standard practice, compensate our directors for their service. However, all of our current directors also serve us as either officers or consultants, and we compensate them for their service in such capacities. In addition, during the last completed fiscal year, we granted David Danovitch, who had been serving as a director, "shares of our common stock, with a fair market value of $" as of the date of grant, in connection with his resignation in November 2002.

EXECUTIVE OFFICER COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table provides summary information concerning the compensation earned by our chief executive officer and our other executive officers for services rendered for the fiscal years ended December 31, 2003 and June 30, 2003. Delmar Kintner served as our chief executive officer until November 2003 and Larry Shatsoff served as our Chief Executive Officer until December 9, 2002.

                                                                  ANNUAL COMPENSATION (1)
                                                               ---------------------------          ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR      SALARY ($)   BONUS ($) (2)       COMPENSATION ($)
---------------------------                          ------    -----------   -------------       ----------------


EMPLOYMENT ARRANGEMENTS


                       EQUITY COMPENSATION PLAN DISCLOSURE

         The following table sets forth certain information as of June 30, 2003, regarding securities authorized for issuance under our equity compensation plans, including individual compensation arrangements.

         We issue equity compensation in the form of grants of restricted common stock in connection with various employment and consulting agreements. While the amounts vary by agreement, they are generally structured as an initial grant made upon or after the execution of the agreement, followed by an incentive-based grant made upon the achievement of performance milestones.

                                                                        WEIGHTED-AVERAGE      NUMBER OF SECURITIES
                                           NUMBER OF SECURITIES TO      EXERCISE PRICE OF    REMAINING AVAILABLE FOR
                                           BE ISSUED UPON EXERCISE         OUTSTANDING        FUTURE ISSUANCE UNDER
                                           OF OUTSTANDING OPTIONS,      OPTIONS, WARRANTS      EQUITY COMPENSATION
PLAN CATEGORY                                WARRANTS AND RIGHTS           AND RIGHTS                PLANS
---------------------------------------    -----------------------      -----------------    -----------------------
Equity Compensation Plans Approved by
   Security Holders                                   0                        $0                     0 (1)
Equity Compensation Plans Not Approved
   by Security Holders                                0                        $0                     0 (2)
                                              ----------------          ----------------      ----------------
         TOTAL                                        0                        $0                     0
                                              ================          ================      ================


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         At the close of business on May 11, 2004, there were issued and
outstanding              shares of our common stock. The following table
provides information regarding beneficial ownership of our common stock as of May 11, 2004 by:

         o each person known by us to be the beneficial owner of more than five percent of our common stock;

         o        each of our directors;

         o each executive officers named in the summary compensation table and three former executive officers; and

         o all of our current directors and executive officers as a group.

         The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Shares included in the "Right to Acquire" column consist of shares that may be purchased through the exercise of options that vest within 60 days of May 11, 2004.

                                                                          SHARES BENEFICIALLY OWNED
                                                            ----------------------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                    OUTSTANDING     RIGHT TO ACQUIRE      TOTAL        PERCENT
----------------------------------------                    -----------     ----------------      -----        -------
All directors and executive officers
  as a group (3) persons)

----------
* Represents beneficial ownership of less than 1.0%.


              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Article X of our charter provides that, subject to Section 607.0850 of the Florida Business Corporation Act, we will indemnify our officers, directors, former officers and directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement arising out of his services as our officer or director.

         Section 607.0850 of the Florida Business Corporation Act states that we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Our employment agreements with our directors and officers contain provisions requiring us to indemnify them to the fullest extent permitted by Florida law. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our charter and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of           shares of common
stock, no  par value per share, and          shares of preferred stock,
no par value per share. As of May 11, 2004, we had            shares of our
common stock issued and outstanding.

COMMON STOCK

         VOTING. Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

         DIVIDENDS. Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

         LIQUIDATION AND DISSOLUTION. In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

         OTHER RIGHTS AND RESTRICTIONS. Our charter prohibits us from granting preemptive rights to any of our stockholders. All outstanding shares are fully paid and nonassessable.

         LISTING. Our common stock is traded on the over-the-counter bulletin board.

PREFERRED STOCK

         Our articles of incorporation authorize us to issue shares of our preferred stock from time to time in one or more series without stockholder
approval. As of May 11, 2004, we had designated         shares as Series A
preferred stock, all of which were issued and outstanding on that date, and
           shares of our preferred stock as Series B Preferred Stock,        of
which were issued and outstanding on that date. The following is a summary description of the principal terms of each series of our preferred stock. For a complete statement of all the terms of each series of preferred stock, please review the applicable certificate of designation that we have previously filed.

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

         VOTING RIGHTS: Except as otherwise provided under Florida law, the Series A preferred stock has no voting rights.

         DIVIDENDS:  The Series A preferred stock does not accrue dividends.

         CONVERSION: Each share of the Series A preferred stock is convertible at our option into 20 shares of our common stock.

         ANTIDILUTION: Upon the occurrence of a stock split or stock dividend, the conversion rate shall be adjusted so that the conversion rights of the Series A preferred stock stockholders shall be nearly equivalent as practicable to the conversion rights of the Series A preferred stock stockholders prior to such event.

         REDEMPTION: We may redeem all or any portion of the outstanding shares of the Series A preferred stock upon cash payment of $10.00 per share.

         DISSOLUTION: In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the Series A preferred stock will be treated as senior only to our common stock. If, upon any winding up of our affairs, and after the Series D preferred stockholders are paid in full, our assets available to pay the holders of Series A preferred stock are not sufficient to permit the payment in full, then all our assets will be distributed to those holders on a pro rata basis.

SERIES B CONVERTIBLE PREFERRED STOCK

         VOTING RIGHTS: Except as otherwise provided under Florida law, the Series B preferred stockholders have no right to vote with the holders of our common stock. However, our charter requires that the Series D preferred stockholders approve any amendment to the rights and preferences of the Series D preferred stock. Where the Series B preferred stockholders do have the right to vote as a class, whether under our charter or pursuant to Florida law, the affirmative vote of the holders of at least 67% of the outstanding shares of Series D preferred stock is necessary to constitute approval.

         DIVIDENDS:  The Series B preferred stock does not accrue dividends.

         CONVERSION: The Series B preferred stock is convertible at the option of the stockholder at any time on a one-to-one ratio with common stock.

         ANTIDILUTION: Upon the occurrence of a transaction that results in a change of control, or a split off of the company assets, or a stock split or stock dividend, the price at which the Series D preferred stock is convertible shall be adjusted so that the conversion rights of the Series D preferred stock stockholders shall be nearly equivalent as practicable to the conversion rights of the Series D preferred stock stockholders prior to the transaction.

         REDEMPTION: We have the right to redeem any outstanding shares of our Series D preferred stock at any time. The redemption price is equal to $1,000, multiplied by 135%. Our Series D preferred stock is convertible, even after we have provided a notice of redemption, until the Series D stockholder has received full cash payment for the shares we are redeeming.

         DISSOLUTION: In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the Series D preferred stock will be treated as senior to all preferred stock and our common stock. If, upon any winding up of our affairs, our assets available to pay the holders of Series D preferred stock are not sufficient to permit the payment in full, then all our assets will be distributed to those holders on a pro rata basis.

COMMON STOCK PURCHASE WARRANTS

         WARRANTS ISSUED IN APRIL 28, 2004 PRIVATE PLACEMENT.

[TO BE DESCRIBED]


FLORIDA LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

         Provisions of Florida law, our charter and by-laws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.


         AUTHORIZED BUT UNISSUED STOCK. We have shares of common stock and preferred stock available for future issuance, in some cases, without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, stock dividends on our capital stock or equity compensation plans.

         The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

         SPECIAL MEETING OF STOCKHOLDERS. Our by-laws provide that special meetings may be called only by our board of directors or by holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. This provision may make it more difficult for stockholders to take action opposed by our board of directors.

         AMENDMENT TO OUR BY-LAWS. Section 607.1004 of the Florida Business Corporation Act provides that preferred stockholders have the right to vote as a class on amendments to our charter that would negatively impact their rights or preferences as preferred stockholders of such class, our charter, however, provides that our board of directors has the exclusive authority to alter, amend or repeal them. This provision of our charter may also make it more difficult for stockholders to take action opposed by our board of directors.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc..

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholders. The selling stockholders and any of their pledgees, donees, transferees and successors-in-interest receiving shares from a named selling stockholder after the date of this prospectus may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares and these transactions may or may not involve brokers or dealers.

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares in open market transactions under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholder may from time to time pledge or grant a security interest in some or all of the common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the company being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed.

         We are required to pay all fees and expenses incurred by us incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments to which such selling shareholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

                              AVAILABLE INFORMATION

         We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

         o read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

         o obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                                  LEGAL MATTERS

         Stark & Stark PC of 993 Lenox Drive, Building 2, Lawrenceville, New Jersey 08648 has advised us about the legality and validity of the shares. We know of no members of Stark & Stark, PC who are beneficial owners of our common stock or preferred stock.

                                     EXPERTS

         Our consolidated financial statements as of March 31, 2004 included in this prospectus have been audited by SAMUEL KLEIN AND COMPANY LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----

REPORT OF INDEPENDENT AUDITORS                                        FS 1

Consolidated Balance Sheet - December 31, 2003                        FS 2

Consolidated Statements of Operations for the period from
inception (February 27,2003) to December 31, 2003                     FS 3

Consolidated Statements of Stockholders' Equity for
 the period from inception (February 27, 2003) to
 December 31, 2003                                                    FS 4

Statement of Cash Flows for the period from inception
(February 27, 2003)to December 31, 2003                               FS 5

NOTES TO FINANCIAL STATEMENTS                                         FS 6 to 17

Board of Directors and Shareholders
 Rent Shield Corp.
 Toronto, Canada

We have audited the accompanying consolidated balance sheet of Rent Shield Corp. and its Subsidiaries (A Development Stage Company) as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (February 27, 2003) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rent Shield Corp. and its Subsidiaries (A Development Stage Company) as of December 31, 2003 and the results of its operations and its cash flows for the period from inception (February 27, 2003) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

                                        SAMUEL KLEIN AND COMPANY

Newark, New Jersey
March 24, 2004

                                                                            FS 1

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                                                    December 31,
                                                                       2003
                                                                    ------------
ASSETS
------

Current Assets:
   Cash and cash equivalents                                        $    15,073
   Accounts receivable, net                                              58,492
                                                                    -----------
        Total Current Assets                                             73,565

Property and Equipment, net                                              12,782

Software and Development Costs                                          125,000

Deposits                                                                 57,933
                                                                    -----------
        Total Assets                                                $   269,280
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------------------

Current Liabilities:
   Accounts payable and accrued expenses                            $   258,209
   Stockholders' loans payable                                          977,159
                                                                    -----------
        Total Current Liabilities                                     1,235,368
                                                                    -----------

Stockholders' Equity (Deficit):`
   Preferred Stock Series A Convertible,
      (75,000,000 shares authorized, no
      par value, 60,000,000 shares issued
      and outstanding)                                                   20,000
   Common stock, (100,000,000 shares
      authorized, no par value, 15,290,030
      shares issued and outstanding)                                  1,264,899
   Deficit accumulated during the
      development stage                                              (2,250,987)
                                                                    -----------
          Total Stockholders' Equity
             (Deficit)                                                 (966,088)
                                                                    -----------
          Total Liabilities and
             Stockholders' Equity (Deficit)                         $   269,280
                                                                    ===========
----------
The accompanying notes are an integral part of these financial statements.

                                                                            FS 2

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 27, 2003) TO DECEMBER 31, 2003

Revenues                                                           $     58,492
                                                                   ------------
Costs and Expenses:
  Executive officers compensation                                       318,542
  General and administrative expenses                                   287,898
  Consulting expense                                                  1,520,227
  Travel and promotional expense                                        180,255
  Depreciation expense                                                    2,557
                                                                   ------------
     Total Costs and expenses                                         2,309,479
                                                                   ------------
Net Loss before Income Taxes                                         (2,250,987)

Provision for (Benefit of) Income Taxes:                                   --
                                                                   ------------
Net loss                                                           $ (2,250,987)
                                                                   ============
Earnings (Loss) Per Share:
  Basic earnings (loss) per share                                  $      (0.16)
                                                                   ============
  Diluted earnings (loss) per share                                $      (0.05)
                                                                   ============
Basic weighted average  common shares
    outstanding                                                      13,878,229
                                                                   ============
Diluted weighted average common shares
    outstanding                                                      43,878,229
                                                                   ============

----------
The accompanying notes are an integral part of these financial statements.

                                                                            FS 3

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

     FOR THE PERIOD FROM INCEPTION (FEBRUARY 27, 2003) TO DECEMBER 31, 2003

                                                                                                    Deficit
                                                Common Stock               Preferred Stock        Accumulated
                                         -------------------------    -------------------------   During the
                                           Number                        Number                   Development
                                         of Shares        Amount       of Shares      Amount          Stage         Total
                                         -----------   -----------    ----------    -----------   -----------    -----------
At Inception on February 27, 2003               --     $      --             --     $      --     $      --      $      --

Issuance of Preferred Stock                     --            --       60,000,000        20,000                       20,000

Reverse merger                            12,228,600       (10,101)          --            --            --          (10,101)

Issuance of Common Stock for
  Services                                 3,061,430     1,275,000           --            --            --        1,275,000

Net Loss for the Period from Inception
  (February 27, 2003) to
  December 31, 2003                             --            --             --            --      (2,250,987)    (2,250,987)
                                         -----------   -----------    -----------   -----------   -----------    -----------
Balances, December 31, 2003               15,290,030   $ 1,264,899     60,000,000   $    20,000   $(2,250,987)   $  (966,088)
                                         ===========   ===========    ===========   ===========   ===========    ===========

----------
The accompanying notes are an integral part of these financial statements.

                                                                            FS 4

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 27, 2003) TO DECEMBER 31, 2003

Cash Flows from Operating Activities:
  Net loss                                                          $(2,250,987)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation                                                        2,557
      Noncash compensation expense                                    1,275,000
      (Increase) in accounts receivable                                 (58,492)
      Increase in accounts payable and accrued expenses                 247,895
      (Increase) in deposits                                            (57,933)
                                                                    -----------
          Net cash used in operating activities                        (841,960)
                                                                    -----------

Cash Flows from Investing Activities
    Acquisitions of fixed assets                                        (15,339)
    Software and development costs                                     (125,000)
    Net cash acquired in reverse acquisition                                213
                                                                    -----------
          Net cash (used in) investing activities                      (140,126)

Cash Flows from Financing Activities:
  Proceeds from stockholders' loans                                     977,159
  Issuance of preferred stock                                            20,000
                                                                    -----------
          Net cash provided by financing activities                     997,159
                                                                    -----------

Net Increase in Cash and Cash Equivalents                                15,073

Cash and Cash Equivalents, beginning of period                             --
                                                                    -----------

Cash and Cash Equivalents, end of period                            $    15,073
                                                                    ===========

Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period for:
    Interest                                                        $      --
                                                                    ===========
    Income taxes                                                    $      --
                                                                    ===========

Supplemental Disclosures of non cash financing activities:
      Common stock issued as compensation                           $ 1,275,000
                                                                    ===========

Supplemental Disclosures of non cash investing activities:
     Reverse acquisition:
        Fair value of assets acquired other than cash               $      --
        Liabilities assumed                                             (10,314)
        Common stock issued                                              10,101
                                                                    -----------

        Cash acquired                                               $      (213)
                                                                    ===========

----------
The accompanying notes are an integral part of these financial statements.

                                                                            FS 5

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company
-----------

On April 24, 2003 Rent Shield Corp. ("Rent Shield"), formerly E-Hobby Network, Inc. ("E-Hobby"), and Rent Gard Corporation, ("Rent Gard") a privately held Florida Corporation, completed a planned Stock Exchange Agreement. Rent Gard Corporation is an operating subsidiary of Rent Shield Corp. and is organized to develop, market and distribute credit insurance and related products. Rent Gard Corporation provides underwriting, claims, marketing, product development, licensing and regulatory support to the credit insurance products offered by the company including its flagship product Rent Shield (TM).

The share exchange transaction, which occurred on April 24, 2003, was accounted for as a purchase. Pursuant to the Stock Exchange Agreement, the Company issued 60,000,000 shares of its Series A Preferred Stock in exchange for all the issued and outstanding stock of Rent Gard. As a result, Rent Gard became a wholly-owned subsidiary of the Company. Pursuant to the agreement, the Company's majority shareholder, Susan Parker, agreed to cancel 54,000,000 of her 60,000,000 shares of her post split common stock. Prior to the cancellation and issuance of shares, and giving effect to the Company's 3-1 forward split, the Company had 66,228,600 shares of common stock issued and outstanding and no preferred shares issued and outstanding. As a result of the cancellation and issuance of shares, the Company had 12,228,600 shares of common stock issued and outstanding and 60,000,000 shares of Series A Preferred Stock issued and outstanding. Each share of preferred stock is entitled to one vote per share. As such, the new shareholders control approximately 83% of the voting shares.

As the stockholders of Rent Gard own approximately 83% of Rent Shield's outstanding shares, and therefore have control, they were deemed to be the acquirer and no step up in basis was reflected and no goodwill was recorded by the Company. This accounting treatment is in accordance with the Securities and Exchange Commission staff's view that the acquisition by a public shell of assets of a business from a private company for a significant number of shares should be accounted for at historical costs and accounted for as a reverse merger.

Principles of Consolidation
---------------------------

The accompanying financial statements consolidate the accounts of the parent company and its wholly-owned or majority-controlled subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The financial statements reflect the consolidation of the E-Hobby Balance Sheet as of April 24, 2003, the date of the merger.

                                                                            FS 6

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                   (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition
-------------------

The Company expects to generate its revenues from risk-free pass-through brokerage fees, commissions and from investment income. These revenues will be earned through the marketing and distribution of credit insurance and related products.

Commission revenues are recognized at the latter of the billing or the effective date of the related insurance policies. Commission revenues related to installment premiums are recognized periodically as billed. Contingent commissions and commissions on premiums directly billed by insurance companies are recognized as revenue when the data necessary to reasonably determine such amounts has been obtained by Rent Shield. A contingent commission is a commission paid by an insurance company that is based on the overall profit and/or volume of the business placed with that insurance company.

Fee revenues generated from the Brokerage segment primarily relate to fees negotiated in lieu of commissions, which are recognized in the same manner as commission revenues. Fee revenues generated from the Risk Management segment relate to third party claims administration, loss control and other risk management services, which are provided over a period of time. These fee revenues are recognized ratably as the services are rendered. The income effects of subsequent fee adjustments will be recorded when the adjustments become known.

Brokerage expense represents commissions paid to sub-brokers related to the placement of certain business by Rent Shield. This expense is recognized in the same manner as commission revenues.

Premiums and fees receivable in the accompanying consolidated balance sheet are net of allowances for estimated policy cancellations and doubtful accounts. Rent Shield will periodically review the adequacy of these allowances and make adjustments if necessary. The use of different estimates or assumptions could produce different results.

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Software and Development Costs
------------------------------

The Company capitalizes purchased software that is ready for service and development costs for marketable software incurred from the time of technological feasibility until the software is ready for use. Under the provisions of SOP 98-1, the Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized further funding for the project which it deems probable of completion and use for the function intended. Capitalized internal use software costs include only (1) external direct costs of materials and services consumed in developing or obtaining the software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material, while developing the software. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

                                                                            FS 7

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                   (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Software and Development Costs (Continued)
------------------------------

Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. Software development costs are amortized using the straight-line method over a range of three to seven years, but not exceeding the expected life of the product.

The carrying value of software and development costs is regularly reviewed and a loss is recognized when the value of estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost.

Use of Management's Estimates
-----------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets
-------------------------------

The Company adopted Statement of Financial Accounting Standards No. 144 (SFAS
144) "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 144 requires that if events or changes in circumstances indicate that the cost of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying value to determine if a writedown to market value would be required. Long-lived assets or asset groups that meet the criteria in SFAS 144 as being held for disposal by sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Earnings (Loss) Per Share
-------------------------

The Company computes earnings or loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock. Diluted earnings per share is computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding, which includes convertible debentures, stock options and warrants.

Advertising and Promotional Costs
---------------------------------

Advertising expenditures of the Company's programs and services will be expensed in the period the advertising costs are incurred.

                                                                            FS 8

                                RENT SHIELD CORP
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                   (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income
--------------------

The Company reports components of comprehensive income under the requirements of Statement of Financial Accounting Standards No. 130, (SFAS 130) "Reporting Comprehensive Income." This statement establishes rules for the reporting of comprehensive income and its components which require that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities, minimum pension liability adjustments and unearned compensation expense related to stock issuances to employees be presented as separate components of stockholders' equity.

Start-Up Activities
-------------------

Start-Up Activities are accounted for in accordance with the American Institute of Certified Public Accountants' Statement of Position 98-5 (SOP 98-5), "Reporting the Costs of Start-Up Activities." SOP 98-5 requires start-up costs, as defined, to be expensed as incurred and is effective for financial statements for fiscal years beginning after December 15, 1998. The Company currently expenses all start-up costs as incurred and the application of SOP 98-5 had no material impact on the Company's financial statements.

Stock-Based Compensation
------------------------

The Company has elected to follow Accounting Principles Board Opinion No. 25, (APB 25) "Accounting for Stock Issued to Employees" in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's employee stock options equals or is above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In accounting for options granted to persons other than employees, the provisions of Financial Accounting Standards Board Statement No. 123, (SFAS 123) "Accounting for Stock Based Compensation" are applied in accordance with SFAS 123 at the fair value of these options. In December 2002, SFAS 148 was issued. SFAS 148 amends SFAS 123 to require a more prominent and tabular disclosure of the pro-forma results required by SFAS 123. Both SFQS 123 and SFAS 148 had no impact on the financial statements presented.

Income Taxes
------------

The Company follows Statement of Financial Accounting Standards No. 109, (SFAS
109) "Accounting for Income Taxes". SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                                                                            FS 9

                                RENT SHIELD CORP
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                   (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements
--------------------------------

In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). The statement requires an issuer to classify a financial instrument as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. These obligations include, but are not limited to, mandatorily redeemable stock, obligations to repurchase company shares and other obligations payable in company stock. The Company has completed its assessment of the effect of the pronouncement and has determined that it will not have an impact on its financial condition, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" (SFAS 149). SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. This amendment, among other things, further clarifies several implementation issues related to SFAS 133, as amended. The adoption of SFAS 149 did not have an impact on the Company's financial condition, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." This interpretation provides guidance on the identification and consolidation of variable interest entities, whereby consolidation is achieved through means other than through control. FIN 46 did not have an impact on the Company's financial condition, results of operations or cash flows.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148), an amendment of FASB Statement No. 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has not elected a voluntary change in accounting to the fair value based method, and accordingly, the adoption of SFAS 148 did not have a significant impact on the Company's results of operations or financial position.

2. ACCOUNTS RECEIVABLE

Accounts receivable are stated at fair value and represent initial brokerage revenues earned. This receivable was collected during January, 2004.

3. SOFTWARE AND DEVELOPMENT COSTS

As discussed in Note 1, "Summary of Significant Accounting Policies, Software and Development Costs", the Company's policy is to capitalize costs of software obtained for internal use only when the preliminary project stage is completed, certain contract milestones have been achieved, or the software is ready for use. During 2003 the Company contracted for the development of proprietary software to be used for its internal use and for the internet related sales and service of their products.

                                                                           FS 10

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                   (Continued)

3. SOFTWARE AND DEVELOPMENT COSTS (Continued)

During March of 2004 the Company finalized their agreement with the software developer and agreed to a payment of $25,000 before April 1, 2004 and $25,000 by July 1, 2004 and to issue the developer 600,000 shares of the Company's common stock before April 30, 2004 upon final contract acceptance by the Company and the transfer of the software's source code. The balance of the software costs will be recorded at that time.

4. RELATED PARTY TRANSACTIONS

The Company engaged in various transactions with related entities controlled by
(i) the Company's Chief Executive Officer, Shareholder and a Director or his spouse and (ii) the Company's General Counsel, Shareholder and a Director. These transactions substantially consisted of loans obtained from those parties, occupancy and expense sharing arrangements which amounted to $61,329 being charged to these individuals during 2003.

Loans obtained from these individuals less these charges resulted in a balance of $977,159 due at December 31, 2003. These loans bear no interest and are expected to be repaid during 2004 from net operating income.

5. PROVISION FOR INCOME TAXES

For the period from inception (February 27, 2003) to December 31, 2003, the Company had accumulated losses of $2,250,987. No tax expense or benefit has been reported in the financial statements due to the uncertainty of future operations as the Company was in the development stage at December 31, 2003.

6. COMMITMENTS AND CONTINGENCIES

Employment and Consulting Agreements
------------------------------------

On May 6, 2003 the Company entered into an employment agreement with Lennox Gibbs to act as Chief Operating Officer of the Company. This agreement was amended during October 2003 with Mr. Gibbs relinquishing the duties of the Company's Chief Operating Officer. The agreement granted to Mr. Gibbs 2,361,430 shares of the Company's common stock valued by the Company at $50,000 on the date of the grant. The Employment Agreement, as amended, provided for a base annual salary of $120,000 plus benefits and was to commence on November 1, 2003 and continue until terminated. However, the salary and employment provisions of the agreement were cancelled effective November 1, 2003 by mutual consent of the parties.

                                                                           FS 11

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                   (Continued)

6. COMMITMENTS AND CONTINGENCIES (Continued)

Employment and Consulting Agreements (Continued)
------------------------------------

In April of 2003, the Company entered into agreements with three (3) consultants to provide services to the Company through December 31, 2008. The agreements defined their specific duties and provided compensation as well as provided for options and bonuses to be paid to the three consultants. On October 1, 2003 the Company voided the April 2003 agreements and entered into new agreements with these same three (3) consultants. The October 1, 2003 new agreements modify the compensation and rights to be provided to each of the three consultants: (i) Stephen Stonhill, who will serve as the Chairman of the Board of Directors of the Company along with providing executive management functions to the Company;
(ii) John Hamilton, who will serve as the Chief Executive Officer of the Company and be responsible for the functions of that position; and (iii) Sandro Sordi, who will hold the position of General Counsel for the Company as well as also provide other executive management duties. The amended agreements are all for a term commencing October 1, 2003 and terminating on October 31, 2008 and provide that each will be paid $250,000 annually per each year of the agreements.

On October 1, 2003 the Company, with the mutual consent of another consultant, agreed to terminate the consulting agreement entered into on July 1, 2003, which had agreed to compensate the consultant for consulting services, 2% of the gross premiums retained by the Company and further provided that a bonus of 8,000,000 shares of the Company's common stock would be issued to the consultant upon the Company's having attained three billion ($3,000,000,000) in insurance underwriting capacity through the assistance of the consultant.

The Company has entered into an agreement with a consultant, for a term commencing January 1, 2004 to October 31, 2008, to provide a variety of technical, managerial and communication supports. The agreement will compensate the consultant $250,000 annually for each year of the agreement.

The Company has also entered into employment agreements with its Chief Financial Officer ("CFO"), Chief Operating Officer ("COO") and Senior Vice President of Finance ("VP"). The agreements with the CFO and COO commence on January 1, 2004 and the agreement with the VP began December 1, 2003. All of the agreements shall continue until terminated and provide for salaries of $92,000, $70,000 and $80,000 per annum, respectively, along with bonus and benefits. The agreements also provide that each of these employees will be granted 50,000 shares of the Company's common stock on April 1, 2004 and 50,000 shares each on April 1, 2005 and April 1, 2006 provided these employees are still employed by the Company on those dates.

Exclusive Business Agreements
-----------------------------

RSASC Agreement
---------------

The Company's wholly-owned subsidiary, Rent Gard Corporation, on July 31, 2003 entered into an exclusive rights and services agreement with Rent Shield America Service Corporation ("RSASC") which provided that Rent Gard would receive $1,200,000 and approximately $365,000 over a period of time beginning in September 2003 and for Rent Gard granting licenses to provide services, the "Rent Gard

                                                                           FS 12

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                   (Continued)

6. COMMITMENTS AND CONTINGENCIES (Continued)

Exclusive Business Agreements (Continued)
-----------------------------

RSASC Agreement (Continued)
---------------

Contracts", in various U.S. states and provinces in Canada, respectively. This agreement was later extended and then was terminated on March 1, 2004 with the Company acquiring 100% of the outstanding shares of RSASC and the rights granted under the agreement and issuing to the shareholder of RSASC 1,000,000 shares of the Company's common stock.

VGV Agreement
-------------

The Company has entered into an excusive business agreement with Value Guaranteed Vacations Inc. ("VGV"), a company formed under the laws of the Province of Ontario, and wholly-owned by the Company's Chief Executive Officer, Director and Shareholder. VGV intends to offer an insurance product (the "Value Guaranteed Vacations Insurance Product") to the owners of time share interests for protection against devaluation and depreciation of their time share interests. As such, the Company has entered into an exclusive agreement with VGV to provide any and all insurance in support of VGV's insurance products at the industry's standard compensation rate.

The agreement is for a term of 10 years unless terminated by the parties in accordance with the early termination provisions of the agreement which include a provision that should VGV elect early termination prior to the third anniversary of the agreement, VGV shall pay the Company $4,000,000 to do so and subsequent to that date an amount equal to 50% of the present value discounted at 6% of the projected policies to be placed from the election date until the 10th anniversary date as computed by independent accountants selected by the Company.

In addition, the Company shall have the right during the first three (3) years of the agreement to acquire 100% of the outstanding capital stock of VGV at its estimated fair market value as determined by an evaluator jointly appointed by the Company and VGV.

Shield Financial Services
-------------------------

On March 1, 2004, the Company executed two agreements with Shield Financial Services (Canada) Inc. ("Shield"), a company incorporated under the laws of the Country of Canada and 51% owned by a licensed insurance broker. One agreement provides that Shield will act as the Company's exclusive broker to place all insurance required by the Company, its subsidiaries, or for any entity that the Company has an agreement to provide insurance for. The other agreement sets forth that the Company will acquire 49% of the outstanding shares of Shield for $1 and provides for a profit sharing arrangement between the parties whereby the Company will receive 99% of the net revenues of Shield.

                                                                           FS 13

                                RENT SHIELD CORP
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                   (Continued)

6. COMMITMENTS AND CONTINGENCIES (Continued)

Leases
------

The Company leases approximately 9,642 square feet of office space in Toronto, Ontario. The lease commenced on December 1, 2003 for a term of five years and provides an option for an additional five years. The lease provides for the first six months rent free and thereafter calls for an initial gross rent of $14,139 per month and includes estimates for real estate taxes, operating and utility costs. A schedule of future minimum payments under this lease is as follows:

For the year ending December 31,

                    Year                 Amount
                    ----                --------
                    2004                $113,108
                    2005                 179,593
                    2006                 194,489
                    2007                 204,419
                    2008                 206,902
                                        --------
                                        $898,511
                                        ========

                                                                           FS 14

                                RENT SHIELD CORP
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                   (Continued)

7. STOCKHOLDERS' EQUITY (DEFICIT)

SERIES A CONVERTIBLE PREFERRED STOCK

On March 10, 2003 the Company amended its Articles of Incorporation and created a class of Preferred Stock, the series A convertible Preferred Stock, consisting of 75,000,000 shares, no par value.

The series A Convertible Preferred Stock shall be convertible into the Company's common stock at a rate of one share of common for every two shares of Series A Convertible Stock outstanding.

In the event a dividend is declared with respect to the Company's Common Stock prior to conversion of the Series A Convertible Preferred Stock, upon such conversion, such dividend shall be paid with respect to the Shares of Common Stock into which the Series A Convertible Preferred Stock were converted. Each share of Series A Convertible Preferred Stock shall rank on a parity with each other share of Convertible Preferred Stock, which may be created, with respect to dividends.

On April 24, 2003, Rent Gard Corporation and Rent Shield Corp. (formerly E-Hobby Network, Inc.), a publicly traded Florida corporation, completed a planned stock exchange agreement. Under the terms of the agreement Rent Shield issued to the holders of Rent Gard's common stock 60,000,000 shares of its Series A Preferred Stock in exchange for the outstanding shares of Rent Gard's common stock. Each share of preferred stock is entitled to one vote per share and as such the shareholders of Rent Gard Corporation control approximately 83% of the voting shares.

COMMON STOCK

As a result of the April 24, 2003 Stock Exchange Agreement the Company had 12,228,600 shares of its common stock outstanding.

On May 6, 2003 the Company granted to Mr. Lennox Gibbs, an original founder of the Company, 2,361,430 shares of the Company's common stock valued by the Company at $50,000 on the date of the grant.

On August 26, 2003 the Company entered into an agreement with Del Mar Consulting Group Inc., a California Corporation ("Del Mar") for their providing investor communications and public relations services for a term from August 26, 2003 to August 30, 2004. The Company, as a commencement bonus, issued to Del Mar 500,000 shares of its common stock and also issued 200,000 shares of its common stock for their continuous service. The Company valued the 700,000 shares at $1,225,000, their estimated fair market value when issued. During the third and fourth quarter, the Company reflected the $1,225,000 for this agreement as expense. The Company has agreed to register these shares in a registration statement to be filed no later than June 30, 2004. The shares will be subject to a lock-up provision until August 30, 2004 or earlier in the event of an earlier termination of the agreement. The agreement also provides terms of compensation if Del Mar assists in providing certain new capital investment opportunities, merger or acquisition or strategic or business partnering opportunities to the Company.

                                                                           FS 15

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                   (Continued)

8. SUBSEQUENT EVENTS

RSASC Acquisition
-----------------

As discussed in Note 6, on March 1, 2004 the Company entered into an agreement to acquire 100% of the outstanding shares of RSASC, a company that it had contracted with to exclusively provide certain services in the United States and Canada. The Company acquired these shares for the issuance of 1,000,000 shares of its common stock and waiving all and any amounts due to it from RSASC.

LePage Products, Inc, Joint Venture
-----------------------------------

On February 19, 2004 the Company entered into a joint venture agreement with LePage Products Inc. ("LePage"), a company whose Chief Operating Officer, Clarence Chandran, who will become a Director of the Company effective May 1, 2004. Pursuant to the Joint Venture Agreement, LePage will co-market the Company's financial products under LePage's Minority Business Status in the USA. Under the terms of the five year agreement, LePage will generate a minimum of $10 million net revenue annually to the Company and LePage or its designees will receive initially 5 million shares of the Company's common stock and, upon certain conditions being met, 800,000 shares per annum over the five years of the agreement or an additional 4 million shares in aggregate.

CIL Acquisition
---------------

On November 18, 2003 the Company entered into a Share Purchase Agreement to purchase all of the issued and outstanding shares of Canadian Intermediaries Limited ("CIL") of Toronto, Canada. Under the terms of the agreement, Rent Shield will acquire the shares of CIL for $5 million in a combination of stock and cash.

Canadian Intermediaries Limited has been owned since 1995 by Stephen Stonhill, its major shareholder, who also currently serves as Chairman and a Director of Rent Shield. The Company specializes in "hard-to-place" Liability Insurance and Credit Insurance in the North American Market and is an established and respected Coverholder representing Underwriters at Lloyd's of London. The Acquisition Agreement closing date originally scheduled to be December 15, 2003 has been extended to June 30, 2004.

Dashwood Acquisition
--------------------

On March 1, 2004 the Company entered into a definitive agreement with the Board of Directors of Dashwood, Brewer & Phipps Ltd ("Dashwood"), Lloyd's Insurance Brokers to purchase 49% of its issued share capital.

The acquisition of an interest in Dashwood will effectively provide Rent Shield a conduit to recapture brokerage expenses on placements of insurance related to its business operations, including its residential rental guarantee program. The transaction is subject to Dashwood's shareholder approval and the regulatory approval under Section 21 of the Financial Services and Market Act 2000 of the United Kingdom. The Company expects such approvals to occur before June 30, 2004.

                                                                           FS 16

                                RENT SHIELD CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                   (Continued)

SUBSEQUENT EVENTS (Continued)

Dashwood Acquisition (Continued)
--------------------

Under the terms of the agreement Rent Shield has agreed to place insurance in the London and Lloyd's markets through Dashwood. As consideration for the purchase, Rent Shield will pay Dashwood $2,685,000 which will be funded by brokerage commissions earned by Dashwood from insurance placed by Rent Shield through Dashwood. Through this equity position, Rent Shield will effectively recover 49% of the brokerage expenses on business it expects to place through Dashwood

                                                                           FS 17

ITEM 27. EXHIBITS.

                                                   INCORPORATED BY REFERENCE
                                  FILED WITH    --------------------------------
  EXHIBIT                         THIS FORM                              EXHIBIT
    NO.         DESCRIPTION          SB-2       FORM       FILING DATE     NO.
----------      -----------       ----------    ----       -----------   -------

----------
* To be filed with Amendment No. 1 to Form SB-2.

+ We have requested Confidential Treatment with respect to certain portions of this Exhibit and we have indicated at the appropriate place in the material publicly filed that that the confidential portion has been so omitted. An unredacted version of this Exhibit has been filed separately with the Securities and Exchange Commission.

ITEM 28. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act:

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto, Province of Ontario, Canada on May 12, 2004.

                                       RS GROUP OF COMPANIES, INC.


                                       By: /s/ John Hamilton
                                           -------------------------------------
                                           John Hamilton
                                           Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John Hamilton and Charles Napper, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, which they, or either of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes or any of them, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

    SIGNATURE                        TITLE                             DATE
------------------     ------------------------------------       ------------
/s/ John Hamilton      Chief Executive Officer and Director       May 12, 2004
-----------------
John Hamilton


/s/ Charles Napper     President and Director                      May 12, 2004
------------------
Charles Napper

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